FORM 4

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

1.   Name and Address of Reporting Person:

     Kast                     George                    A.
     --------------------------------------------------------------------
     (Last)                  (First)                  (Middle)

     1767 Denver West Blvd.
     --------------------------------------------------------------------
     (Street)

     Golden                 Colorado                  80401
     --------------------------------------------------------------------
     (City)                  (State)                  (Zip)

2.   Issuer Name and Ticker or Trading Symbol:

     Global Water Technologies, Inc. (GWTR.OB)
     --------------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary):


     --------------------------------------------------------------------

4.   Statement for Month/Year:

     July 2001
     --------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year):


     --------------------------------------------------------------------

6.   Relationship of Reporting Person to Issuer (Check all applicable):

          Director                      ( X )
          Officer (give title below)    ( X )
          10% Owner                     ( X )
          Other (specify below)         (   )

                  President and Chief Executive Officer
                 --------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     Form filed by One Reporting Person           ( X )
     Form filed by More than One Reporting Person (   )


       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                          OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
                                     3.           4.                           5.            6.           7.
                                     Transaction  Securities Acquired (A) or   Amount of     Ownership    Nature
                                     Code         Disposed of (D)              Securities    Form:        of
                      2.             (Instr. 8)   (Instr. 3, 4 and 5)          Beneficially  Direct (D)   Indirect
                      Transaction    -----------  --------------------------   Owned at End  or           Beneficial
1.                    Date                                     (A)             of Month      Indirect (I) Ownership
Title of Security     (Month/                       Amount     Or    Price     (Instr. 3     (Instr. 4)   (Inst. 4)
(Instr. 3):           Day/Year)      Code    V                 (D)             & 4
-------------------------------------------------------------------------------------------------------------------------
Common Stock          7/18/01        J(1)           200,000     D    (1)       3,584,733      D
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                   (over)

FORM 4 (continued)(George A. Kast)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNE
           (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 9.       10.      11.
                                                                                                 Number   Owner-   Nature
                                                                                                 of       ship     of
             2.                                                                                  Deriv-   Form     In-
             Conver-                    5.                             7.                        ative    of       direct
             sion                       Number of                      Title and Amount          Secur-   Deriv-   Bene-
             or                         Derivative    6.               of Underlying     8.      ities    ative    Ficial
             Exer-                      Securities    Date             Securities        Price   Bene-    Secu-    Owner-
             cise     3.       4.       Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially rity:    ship
             Price    Trans-   Trans-   or Disposed   Expiration Date  ----------------  Deriv-  Owned    Direct   (Instr.
1.           of       action   action   of (D)        (Month/Day/Year)           Amount  ative   at End   (D) or   4)
Title of     Deriv-   Date     Code     (Instr.3,     ----------------           or      Secur-  of       Indirect)
Derivative   ative    (Month/  (Instr.  4 and 5)      Date      Expira-          Number  ity     Month    (I)
Security     Secur-   Day/     8)    .  ----------    Exer-     tion             of      (Instr. (Instr.  Instr.
(Instr. 3)   ity      Year)    Code V    (A)  (D)     cisable   Date   Title     Shares  5)      4)       4)
--------------------------------------------------------------------------------------------------------------------------
Stock Option  $4.80  03/08/99           10,544         (2)      03/08/04 Common   10,544         10,544    D
(right to                                                                stock
buy)
--------------------------------------------------------------------------------------------------------------------------
Stock Option  $7.50  02/09/00            8,334         (3)      02/09/05 Common    8,334          8,334    D
(right to                                                                stock
buy)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) For services rendered, the value of which is not readily ascertainable.
(2) These options vest in five equal annual installments, beginning on the date of grant, March 8, 1999.
(3) These options vest in five equal annual installments, beginning on the date of grant, February 9, 2000.


/s/ GEORGE A. KAST                             September 7, 2001
----------------------------------            -------------------
**Signature of Reporting Person                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.
                                                                   Page 2